                            Exhibit 99.1
                            FOR IMMEDIATE RELEASE
                             Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER AND YEAR END 2012 EARNINGS

Houston (March 14, 2013) -- Adams Resources & Energy, Inc., (NYSE Amex -AE), announced unaudited fourth quarter 2012 net earnings of $7,567,000 or $1.79 per common share on revenues totaling $876,476,000.  This compares to an unaudited fourth quarter 2011 net earnings of $4,733,000 or $1.13 per share on revenues of $847,609,000.  For the full year of 2012, net earnings totaled $27,791,000 or $6.59 per share on revenues of $3,380,964,000.   The Company paid an annual cash dividend of $.62 per share during the fourth quarter of 2012 which represented an 8.8 percent increase over 2011.  Net cash provided by operating activities totaled $54,494,000 for the year 2012.  The Company continues to have no bank debt or other forms of debenture obligations.  Cash balances at December 31, 2012 totaled $47,239,000.

A summary of operating results follows:

	Fourth Quarter
	2012	2011

Operating Earnings (Loss)
Marketing	$16,229,000	$23,309,000
Transportation	2,334,000	1,518,000
Oil and gas	(3,760,000)	(14,284,000)
Administrative expenses	(2,469,000)	(2,389,000)
	12,334,000	8,154,000
Interest income (expense), net	64,000	3,000
Income tax (expense)	(4,750,000)	(3,113,000)
Discontinued operations, net of tax	(81,000)	(311,000)

Net earnings (loss)	$7,567,000	$4,733,000

President and Chief Executive Officer F.T. “Chip” Webster commented that during the fourth quarter of 2012 the Company recorded a $4.6 million pretax noncash write-down of oil and gas property costs due to continuing declines in natural gas prices.  A similar but larger, at $13.5 million, noncash write-down occurred during the fourth quarter of 2011. For the year 2012, the Company participated in the drilling of 109 wells with no dry holes.  Oil and gas proved reserve additions during 2012 replaced 101 percent of 2012 production on an equivalent barrel basis.
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Cautionary Statement Regarding Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$3,380,964	$3,044,988	$876,476	$847,609

Costs, expenses and other	(3,336,735)	(3,008,438)	(864,078)	(839,452)
Income tax (provision)	(16,697)	(13,107)	(4,750)	(3,113)
Earnings from continuing operations	27,532	23,443	7,648	5,044
Earnings (loss) from discontinued
operations	259	(512)	(81)	(311)

Net earnings	$27,791	$22,931	$7,567	$4,733

Earnings (loss) per common share:
From continuing operations	$6.53	$5.56	$1.81	$1.19
From discontinued operations	.06	(.12)	(.02)	(.06)
Basic and diluted net earnings
per common share	$6.59	$5.44	$1.79	$1.13

Dividends per common share	$.62	$.57	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	December 31,	December 31,
	2012	2011

ASSETS
Cash	$47,239	$37,066
Other current assets	277,317	267,899
Total current assets	324,556	304,965

Net property & equipment	90,712	68,857
Deposits and other assets	4,233	5,018
	$419,501	$378,840

LIABILITIES AND EQUITY
Total current liabilities	$266,082	$256,094
Deferred taxes and other liabilities	17,561	12,064
Shareholders’ equity	135,858	110,682
	$419,501	$378,840